Exhibit 99.2

flux power holdings, inc. (nasdaq: FLUX)

edited transcript of FISCAL YEAR ENDED JUNE 30, 2020 earnings call

InterCall Conferencing Solutions

Moderator:      Ron Dutt

September 28, 2020

4:00 p.m. ET

COMPANY PARTICIPANTS:

Ronald Dutt – Chairman and Chief Executive Officer

Chuck Scheiwe – Chief Financial Officer

Justin Forbes – Director of Marketing and Investor Relations

PREPARED REMARKS:

OPERATOR:	This is Conference #4727817

Justin Forbes:	All right. Good afternoon and welcome to the Flux Power Earnings call. This is Justin Forbes, Director of Marketing and Investor Relations for Flux Power.

I wanted to let you know that we just issued a press release with our financials. And joining me on the call today will be Ron Dutt, our CEO; and Chuck Scheiwe, our CFO, who will present the fiscal year 2020 ending June 30th financial results.

Before that, I want to read our Safe Harbor statement. So our discussion may include predictions, estimates or other information that might be considered forward-looking. While these forward-looking statements represent our current judgment on what the future holds, they are subject to risks and uncertainties that could cause actual results to differ materially.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this presentation. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events.

Throughout today’s discussion, we will attempt to present some important factors relating to our business that may affect our predictions. You should also review our most recent Form 10-K and Form 10-Q for more complete discussion of these factors and other risks, particularly under the heading of risk factors.

A copy of our press release and financial tables can be viewed and downloaded from the Flux Power Investor Relations website at fluxpower.com/investors. Thank you.

And with that, I’ll turn it over to Ron Dutt.

Ron Dutt:	Good afternoon and thanks, Justin, for the introduction. Today, I want to provide color on our headlines for fiscal year 2020 ending June 30th. And what we are working on and what is our long-term strategy.

Our fiscal year 2020 revenue increased 81 percent to 16.8 from 9.3 last year. Our full year results include four record quarters, as compared with quarters – comparable quarters in fiscal year 2019. Including our fourth quarter ended June 30th 2020, with revenue of $6.3 million, which was 107 percent higher than a year ago.

Primary drivers of this momentum include expansion of key top tier customers, increased relationships with forklift OEMs including their national account sales network and a recent rollout of a full product line. This rollout includes launch of a new narrow aisle walkie product we call an S24 and a pack for the popular class one three-wheel forklift, used in high velocity multi-shift distribution centers.

Winning a three-year opportunity with one of the world’s largest airlines was gratifying. We also announced not long ago a partnership with Envision Solar, now renamed Beam Global (NASDAQ symbol EVSI), to provide packs for solar backup to mobile charging stations for vehicles.

We see this as another new opportunity in a fast-growing sector. Securing supply relationships with more forklift OEMs, such as CLARK Material Handling, and putting in place a global master purchase agreement with a Fortune 50 industrial company represents significant developments for Flux Power during fiscal year 2020. These relationships strengthen our foundation and position us well for future growth.

Proving our brand and reputation with our customers is important to our goal of leading the adoption of lithium in material handling and adjacent sectors. Our vision to lead adoption requires the capability to attract the very large fleets that are seeking transformational productivity and lower cost impact to their business.

Our lithium, and our software technology does this. This drives our strategy toward building scale but also competence. What I mean by that is Flux having as good or better technology and service than competitors.

So our business momentum is strong. A word about our sales cycle and quarterly results. The first quarter, which in our case is the quarter ending September 30th coming up this week for our first fiscal year quarter has historically been a seasonally low revenue quarter for us, reflecting customers not purchasing or installing new equipment over the historically slow summer months of July and August. And for that matter, December can also experience some seasonality to due to the holidays.

Hence to assess our progress, we encourage investors to compare the results of current quarters with comparable quarters from prior year periods rather than consecutive quarterly results. If we turn to what’s going on behind the headlines for Flux that I just mentioned, Flux has moved into a facility this past year, which we believe to be capable of supporting $100 million of revenue annually. And also allow us to participate in the fast growing wave of lithium adoption. Our facility and operation have also been a source of credibility to visits from our large customers, which include household names you know.

We currently have three assembly lines in place, have plans to add three more in the coming year. We anticipate launching another high volume pack in the coming few months and adding another product line offering to our private label program that we have with a top five global OEM.

We recently introduced a new telemetry product, excuse me, SkyBMS, which is the brain of our operating platform and a true differentiator from our competitors.

The BMS provides a host of controls to optimize pack operation, including managing extreme operating conditions, providing extensive pack data on state of health and enabling communications with the forklift truck and our cloud platform.

The SkyBMS operates from our existing BMS firmware, connecting to the cloud platform, which provides customized information to enable a paradigm shift in fleet management. And this is also accessible by our techs for downloading any firmware software and doing any diagnosis.

Our two largest customers are very excited about the added value of this SkyBMS for their operations, reflecting so they tell us an impact that they have not seen before. Internally, well, we are seeking to expand our footprint in the market. And we have been implementing ongoing specific initiatives to improve gross margin by both evolved designs and lower costs from building scale with vendors.

We give full attention to building scale, particularly at this point in our history, but yet we do prioritize profitability goals. Other foundation steps this year have been implementing an ERP system to support our growth, along with our ISO-9001 process and quality requirements.

Together with our existing customers, we are collecting data in order to build case studies that demonstrate the productivity savings and cost reductions our customers are experiencing, which include energy savings from the grid, environmental enhancement for discontinuing lead acid spillage reports to the EPA and comparisons to lead acid showing using up to half the kilowatt per hour energy for a given operation.

We have and we’ll continue to expand our staff and board to ensure we have the resources experience and oversight appropriate for our business and expected growth. And to that point, John Cosentino was appointed as an independent director in April this year, bringing a wealth of industry and New York Stock Exchange, public company experience, all of which brings our total to three independent board members and a total of five.

Now, a word about COVID. Hard to give a presentation without COVID. Flux Power was designated as an essential business as a manufacturer of power sources for material handling equipment, supporting the flow of food and other goods during the pandemic. And we have remained open throughout the pandemic.

We have experienced only minimal disruptions to our supply chain. We have implemented multiple safety measures to protect our employees. We’ve enhanced facility cleaning and sanitation, along with employee daily screening, including temperature checks and symptoms questionnaires, masks and social distancing rules and limiting visitors to those that are necessary.

In our fourth quarter, quarter ending June 30th, we had two employees test positive for COVID-19 and immediately implemented steps under our internal policies. Those two employees, along with 18 others with possible exposure, were self-quarantined as directed by CDC and other recommended safety guidelines, including State of California guidelines.

None of the quarantined employees or any other employees have since tested positive for COVID-19. We are pleased to report that our manufacturing and assembly operations during this period were only minimally impacted, largely due because we were very diligent in following the guidelines, and we were able to operate efficiently with our staff. We do, however, recognize that COVID-19 continues to represent a risk to our business, and will continue to create and implement strategies to minimize the potential disruptions to our business.

Finally, I would like to address our strategy for the near future. Our goal is to accelerate growth now that we’re getting traction with product, with customers and with infrastructure. I’m pleased to remind listeners that in mid-August, we completed a capital raise of $12.4 million and qualified for listing on the NASDAQ Capital Market.

Our shares now trade on NASDAQ under the symbol F-L-U-X, FLUX. These events provided us with growth capital to support our business objectives, enhanced market visibility on what Flux is doing and strengthen our ability to participate in the growing demand for lithium-ion energy as I mentioned earlier.

I will now hand it over to Chuck Scheiwe, our CFO, to provide the impact of these capital market achievements to our stock liquidity, balance sheet and capital structure and he will also mention the improvements to our balance sheet since May and provide color on gross margin and operating expense.

So to that, turn it to Chuck.

Chuck Scheiwe:	Yes. Thank you, Ron. You know as Ron mentioned, we uplisted the NASDAQ on August 14th and closed on a related capital raise of $12.4 million.

These are meaningful milestones for us and have positioned us for growth. Our strengthened balance sheet has allowed us to explore cost effective ways for financing our working capital, get in real working capital line and other cash flow needs with banks and lenders. In addition to raising the equity capital, our August financing expanded our institutional investor base and also increased trading activity in our shares significantly.

The underwriters exercise their overallotment option in full pretty much right away, which was great. One of our goals has been to improve our stock liquidity. With the additional shares on the NASDAQ listing, we now appear to be on that path.

During the fourth quarter and for the equity raise and uplist just discussed, we closed on a private placement of common stock raising $4.5 million. And we were able to convert a significant amount of short-term debt, totaling $8.2 million, leaving $4.4 million of debt on the balance sheet. And that’s really all held by friendly shareholders.

Also, we applied for and received a PPP loan for $1.3 million. We intend to apply for forgiveness of the full amounts of such loan in the coming months and see no reason that won’t be forgiven.

Talking about gross margin, we’ve really been focused on that. Our fiscal year 2020 gross margin increased 13 percent, compared with prior year of 5.9 percent. And our fiscal year 2020 Q4 gross margin increased to 17 percent, compared to 7.3 percent during the fourth quarter a year ago, so we’ve been making progress.

We did a gross margin initiative program in January of 2020 with specific actions to include sourcing actions and a lower prices for higher volume from purchasing and selecting second generation design cost reductions in some of the packs.

Now to the operating expenses, our increase in R&D expense reflects our continued product rollout including UL certification testing expense, the launch of our next generation BMS and that development of our SkyBMS telemetry that Ron was talking about.

The growth in our sales and marketing expense reflects the efforts Ron discussed to expand our customer base, and we plan to increase our efforts to support our growth objectives and new customer acquisitions in the year ahead. We brought on three new customers during fiscal year 2020 and are working to expand this base.

Lastly, G&A expense has seen increases just to support our expanding business growth. Now, I will turn it back to Ron

Ron Dutt:	Thanks, Chuck. To wrap up our session, I’d like to comment on our go-forward strategy.

Now that we have a firm level of foundation building and market traction, it’s time to consider accelerating our growth. We now have the stock currency, given the help of shelf stock, to consider strategic actions including M&A.

I’d say that all these developments we’ve mentioned can now enable our ability to capture more of the lithium demand wave that is happening and to meet our vision of leading the market.

At the same time, we know enough, after a number of years at this thing, having learned many lessons to continue placing a high priority on customers and employees. I believe our investors will agree with that and like that.

And that concludes our prepared remarks. (Catherine), we are open for questions.

QUESTIONS AND ANSWERS:

Operator:	Sure, sir. Ladies and gentlemen, we will begin our question-and-answer session. To ask a question, you will need to press star 1 on your telephone keypad. To withdraw your questions, you may press the hash key. Please stand by while we compile the Q&A roster.

And, Sir, you do have your first question from (Keith Gill). Mr. (Gill), you may ask your question. Your line is now open.

(Keith Gill):	Yes, congratulations on a great quarter. And what’s your quarterly burn rate and your current cash position, including the recent offering?

Ron Dutt:	Yes, fortunately, the $12.4 million and even after paying bankers’ fees gave us a really good chunk of cash. We have a working capital line that we are about to implement. We’ve had approved terms so that’s going to give us further help because there still is a gap between when we have to buy all the materials for these big orders with steel and battery cells and when we collect, so the working capital facility is really going to help that to keep us going with cash. And what was the other part of your question again?

(Keith Gill):	A quarterly burn. You know your current cash position and quarterly burn.

Ron Dutt:	Yes. You know our quarterly – our quarterly burn and just in terms of the fixed cost is – it has been running about $500,000 - $600,000. So then on top of that, we’ve had a number of development costs, paying third parties, such as UL listing. And then, of course, one of the bigger ones is the working capital needs, and which is why we’re keen on launching this working capital line.

(Keith Gill):	Thank you.

Operator:	And again, ladies and gentlemen, if you would like to ask a question, you may press star 1 on your telephone keypad. That is, again, star 1 on your telephone keypad.

And Mr. Dutt, seems that – there is a follow-up question here. Your next question from Mr. (Rick Senior). Sir, please ask your question. Your line is now open.

(Rick Senior):	So, are you seeing a shift in your customer base as – so with COVID, you’re seeing more online retailers, have more business? Or are you seeing a shift in business towards those online retailers placing more orders for packs?

Ron Dutt:	(Rick), first of all, thanks for asking the question. And I think we’ve all seen the impact of Amazon and really everything. I don’t know about you, but my wife and I just you know, pretty much buy everything online. So the impact of that is good for us, particularly with Amazon, I would say. I can’t really provide any more information on that one. But I would say definitely there.

And then also with our other customers, that we – that we have mentioned, the big beverage – the global beverage providers are not online retailers, per se, but it’s certainly – they’re serving the retail customers directly; that has progressed unabated.

You know, the other stores, you buy your stuff at Nordstrom’s, for example – I’m not telling anybody anything they don’t already know, and usually have it delivered to your front door. So what we are seeing is a growth in distribution centers and warehouses to support this massive increase in traffic that’s going to the D.C. centers, as opposed to people going to department stores and buying a product.

Now, that product still has to get to the department store, so it’s a little complex to sort out exactly to put your finger on where the increment is. But fortunately and related to COVID, we’ve noticed a little impact from COVID, but it’s certainly outweighed by these trends that you brought up, (Rick), of going on with the robust increase in commerce moving all across the country. So I feel that is to our advantage.

Does that answer your question, (Rick)?

Operator:	He already disconnected, Sir.

Ron Dutt:	So I guess it did.

Operator:	So ...

Ron Dutt:	Would appreciate any more questions if anybody – if anybody has. Appreciate it.

Operator:	Yes, sir. You have your follow up question from (Mr. Kit Thiel). Sir, you may ask your question.

(Kit Thiel):	Thank you. Could you supply some color on your recent partnership with CLARK Material Handling and your expectations with that partnership? Thank you.

Ron Dutt:	Yes, sure. No, good question. We put that out in our press release. And it’s part of – let me put it in context and then I’ll go to specifics with CLARK.

But the context is, we see our relationships with the forklift OEMs, the big global companies making the forklift because they – there’s already selling and have relationships to the big buyers of those, and that’s our target market.

So we’ve done a lot, particularly over the past three or four years to develop those relationships, which don’t happen instantly. So CLARK is another example. They’re actually the 10th largest OEM in the world. So they actually reached out to us because we developed – we’ve been developing some pretty close relationships with the top five, and they decided to come out with a new three-wheeled Class 1 vehicle, and we’re very interested in putting our packs on them, our lithium packs, because they saw that in the demand for their products that people wanted lithium.

And so they surveyed the other half-dozen competitors we have or so and selected us. So we’re always gratified to win a beauty contest, and we won it with them.

So they look to us to provide their lithium. And let me tell you what that means. So they have relationships with their dealers and distributors. And so they will promote our pack when those units get sold through their distributors to the end customers.

So that’s a big advantage in our sales and marketing, distribution. So we signed as the press release that said we’d signed a supply agreement with them. And they also exhibited our packs at MODEX in Atlanta, which happened right the week before the COVID-19 outlook just got really, really, really serious. And so they were they were trumpeting our pack in their equipment.

So that’s part of our – that’s a key part of our strategy to leverage their relationships to large fleets around the country. So we look to continue to expand that. You know, we talk – we focus pretty much on the top 10 global OEMs, but there’s a number of OEMs as well beyond that so I think there’s a rich opportunity to continue to expand them. Does that help?

(Kit Thiel):	Yes, sounds good. And congrats – congratulations on that partnership.

Ron Dutt:	Thank you. Thank you. Any other questions?

Operator:	Yes, sir. We still have one more question from (Allen Klee). Sir, please ask your question. Your line is now open.

(Allen Klee):	Good afternoon. And I apologize because I joined late. So if this was asked, I have a follow up. Can you talk a little – you mentioned a major order from a global airline. When you sell a lithium-ion battery pack to that vertical, how does it compare to the forklift in terms of pricing or anything else about it and how do you think about what the opportunity is there? Thank you.

Ron Dutt:	Yes, thanks, (Allen). And thanks for joining and you’re late. And be sure and give me a call, I can fill you in on anything you missed. But good question. The airline doesn’t like us or anybody else using their name in terms of how things are going, particularly in a context like this, but it’s one of the top five global airlines that you all know and you’ve been on a lot.

We started out and our focus – we have to focus, we’re not a huge company yet - focus on forklifts. And one of the key distributors that distributes batteries to the airlines came to us and said, “We see a great opportunity for the ground support equipment, the trucks that pull the baggage carts and conveyors and scissor lifts and cargo trucks to migrate to lithium.

We weren’t – honestly, we were not even looking for it. So we looked at and we said after we studied it, “Those trucks can utilize, essentially, without major engineering modification, the same packs that go in our Class 1 – large flat Class 1forklifts.”

So our guys, which it is one of their sweet spots is figuring out how to do that, developed that, and just a little color on how that goes, we got our distributor to have them pilot it. You know, they pilot it, they try it, they buy 10, they see how it goes, how it’s going to affect their operation, what the impact is for their maintenance, their service, reliability, what’s it like to work – to source from Flux.

And then they did all that, and they – we got an agreement for a very large three-year order. Now with COVID, of course, that’s all kind of in suspended – pending all of us on the call getting back on a – on airlines. But we were – we were very gratified to see that, because we can take our large pack assembly line and have that produce those packs.

Now in anticipation, actually that one order has such potential to be so large, we’re actually going to create a separate assembly line just for that. But it utilizes the technology of our steel, our battery management systems, our telemetry that we have on those large forklifts. So it’s, to me strategically, really important that we see we can take these packs and they can be adopted to those kinds of applications.

(Allen Klee):	Thank you.

Ron Dutt:	Does that help, (Allen)?

(Allen Klee):	Yes, is it possible I could ask something else or ...

Ron Dutt:	Sure. No, feel free. Have at it.

(Allen Klee):	OK, thank you. Well, I was just – two separate things. One, I was curious if you have any commentary on where you stand on your pipeline backlog. And then second, you had said in the press release that in July $400,000 of debt was converted to equity, and there was a $3.2 million private equity raise. So I was just curious if you could tell us what the share count was as of the end of July, or today if possible?

Ron Dutt:	Yes. Yes, yes. Sure. No, you got a couple question there. That’s fine. Last one, first. I’m going to call on Chuck in just a minute, but I think it’s around 11.3 million shares or so.

And, Chuck, I don’t want – I don’t want to do all the talking here. Chuck will give you just the highlights on the conversion to equity and pipe raised which was one piece of our pipe before we happened – before we decided to do the uplisting. We had that in place.

But the backlog as I said, July and August are the slow months. So our backlog is significantly higher than it was a year ago. But it’s not quite as high as it was in the spring. And to understand that and put that in context, let me just explain a bit the sales and ordering cycle.

In many businesses I’ve been in, the backlog is kind of a key barometer as to what’s going to happen in the near future. And it’s not to say that it’s certainly of note even for us, but our sales cycle works with a number of these very large fleets that are scheduling their equipment ordering and installation.

With these large fleets, they got to a – they got to schedule it, they got to stage it over the year. And our new packs – most of our revenue is packs going into new trucks, brand new trucks. Now, so happened, our packs fit existing trucks. If the lead acid dies, you just pull that out – that acid out, put ours in, plug and play and it goes.

But the current revenues with these large orders. So to the extent there’s any rescheduling with those large orders, there’s also once the orders are established for the trucks, there’s usually some kind of lag before we get the order on lithium. So we don’t have a long lead time on actually getting the orders in our hand. What we do get a long lead time on is our dialogue with the OEMs and the Fortune 100 companies where they’re converting their fleet to us.

So they’re giving us indications of what the whole next year looks like. Do we have those orders in hand? I wish we did. I could be a hero on this conversation. But that’s not how it works. And we don’t have to have it work that way. Because the real underlying, I’ve been in many industries and believe me, you’re only as good as what you did last month in most of these businesses and ours is included.

So the dialogue and relations that you have with what to expect for all next year is what really counts. Well, I can’t really disclose that because of (FD) rules. But we do have well under $10 million in current backlog but we’re anticipating it’s going to grow precipitously here as we move through September and into October.

And recognizing that sales cycle, which we – which we put a lot of focus and effort in those projections, commitments for the coming year.

So, with that, Chuck, you want to bounce on and just mention that $400,000 and we know about the 3.2 how that fits with the overall pipe.

Chuck Scheiwe:	Yes, that overall pipe – we had three different closing. The first one was like $265,000. And then we did another $1.1 million as of 6/30. And then on 7/22, we closed another $3.2 million, so it ended up being $4,565,000 total in the pipe. And at that point, we stopped just so we could do the up listing.

In terms of current outstanding shares, we’re looking at 11.4 million right now.

Ron Dutt:	Sorry, we got more shares than I thought. Thought 11.3. And then the $400,000 was one of our insiders converting to equity in July from our ...

Chuck Scheiwe:	Right.

Ron Dutt:	... short term line that we have that was reflected convertible debt which happened in July and ...

Chuck Scheiwe:	Yes.

Ron Dutt:	... as well. So, (Allen), is that ...

(Allen Klee):	Thank you.

Ron Dutt:	(Allen), can you give us another question?

(Allen Klee):	I would love to ask another one if you don’t mind.

Ron Dutt:	Yes, go ahead. And this – I think our time’s creeping up on us. So we’re probably going (inaudible) last question.

(Allen Klee):	I’ll be fast. So I attempted to listen and understand to Tesla’s Battery Day last week. And I probably failed on understanding everything. But they did make some points in terms of a goal of like cutting the costs of their batteries by half in around three years or so. And I know they have different types of batteries than you but I was just curious of how you think about opportunities of lowering the – your battery pack costs over time.

Ron Dutt:	Yes, great question because the cost of those cells, which are part of the battery pack, if you will, for our smaller packs, it’s about a third of the overall cost, our material costs. And for the bigger packs, it can go up to as much as half. We have two suppliers. We use the large format as (Allen) as was really referring to Tesla using the cylindrical cells that look like the big, double A batteries.

It really doesn’t matter. We could use those cylindrical cells. It’s all just packaging and formatted. In either case, the cell suppliers, package these in a module, and you connect the modules to get it, whatever power level you want.

But we’ve achieved cost reductions from both of our suppliers over the past six months, and expect to get more principally because of volume. So we’re looking at, if you’re knowledgeable about cost per kilowatt hour, our packs range from $500 to $600 per kilowatt for the pack, Tesla touts.

And the other little thing to note, it matters whether the cost per kilowatt is just to buy the cell or for the entire battery pack in our case, or the car in Tesla’s case. But Tesla, I think, has put out reports, because of their massive volumes, they – and I probably have this wrong, so don’t quote me down to like $150 per kilowatt hour or something.

So I think the volume – you got half the world working on technology improvements to reduce costs, increase productivity, work with some related chemistries that might seem to do better for, in particular, sectors of use. So I think all the people procrastinate –all the people giving out forecasts on cost of battery, see those continuing to go down.

And one last word on that, of course, you see people talking about the price of lithium going up, well the lithium is just on those electrodes and really less than 1 percent of the cost of our pack is the pure lithium. But the real issue is we are on a path just like Tesla to drive the cost per kilowatt hour down through the technology and especially increasing volume.

(Allen), anything else?

(Allen Klee):	Yes, no. Thank you so much. Fascinating.

Ron Dutt:	Yes.

(Allen Klee):	I appreciate it.

Ron Dutt:	Yes. Thanks, (Allen), and look forward to talking to you in the future.

So with that, our session has come to an end. I would just mention that we had a number of people on the call, thank you for attending and listening in to what we’re doing. After being at this for a number of years and a lot of other industries, I believe we are at the right place at the right time and we’re getting a lot of the essentials to build a large business in place.

And Chuck and I are always available for questions, we’ll be glad to talk to you. Thanks again and have a good day.

Chuck Scheiwe:	Yes, thank you.

Operator:	Ladies and gentlemen, this concludes today’s conference call. Thank you all for joining. You may now disconnect. Speakers, please remain on line for a post conference.

END